EXHIBIT 5.1
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA 98101-3099
Phone: 206 359-8000
Fax: 206 359-9000
www.perkinscoie.com
October 23, 2014

Key Tronic Corporation
North 4424 Sullivan Road
Spokane Valley, WA 99019

Re:	Registration Statement on Form S‑8 of Shares of Common Stock,
no par value per share, of Key Tronic Corporation
Gentlemen and Ladies:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to up to 2,175,368 shares of common stock of Key Tronic Corporation, no par value (the "Shares"), which may be issued pursuant to the Key Tronic Corporation 2010 Incentive Plan (As Amended and Restated Effective October 23, 2014) (the "Plan").
We have examined the Registration Statement and such documents and records of Key Tronic Corporation (the “Company”) and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued by the Company pursuant to the Plan as original issuance shares, upon the due execution by the Company and registration by its registrar of the Shares, the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Perkins Coie LLP